Exhibit 99.1

Coursera Announces Partial Early Lock-up Release

MOUNTAIN VIEW, Calif. – May 6, 2021 – Coursera, Inc. (NYSE: COUR) today announced a partial early lock-up release with respect to Coursera’s common stock, par value $0.00001 per share (the “shares”), pursuant to the terms of the lock-up agreements (“lock-up agreements”) entered into by Coursera’s equityholders, including current executive officers and directors, with the underwriters of Coursera’s initial public offering.

Pursuant to the terms of the lock-up agreements, the lock-up restrictions will end with respect to 25% of the shares (including shares underlying vested RSUs and stock options) owned by the applicable holder as of the date of the lock-up agreement on May 11, 2021, provided that in the case of the lock-up agreements with Coursera’s current executive officers, directors and certain other equityholders, only if certain share price and other conditions are met. The conditions for early release were satisfied on May 4, 2021. Accordingly, Coursera estimates that up to 34.0 million shares will become eligible for sale in the public market at the open of trading on May 11, 2021, subject to applicable restrictions under the Securities Act of 1933, as amended, including Rule 144 and Rule 701.

The lock-up restrictions will continue to apply with respect to all remaining securities subject to the lock-up agreements.

About Coursera

Coursera was launched in 2012 by two Stanford Computer Science professors, Andrew Ng and Daphne Koller, with a mission to provide universal access to world-class learning. It is now one of the largest online learning platforms in the world, with 82 million registered learners as of March 31, 2021. Coursera partners with over 200 leading university and industry partners to offer a broad catalog of content and credentials, including Guided Projects, courses, Specializations, certificates, and bachelor’s and master’s degrees. More than 6,000 institutions have used Coursera to upskill and reskill their employees, citizens, and students, including in high-demand fields such as data science, technology, and business.

Contacts:

For investors: Cam Carey, ir@coursera.org

For media: Arunav Sinha, press@coursera.org